Exhibit 99.1

Brigham Exploration Announces Discoveries

          AUSTIN, Texas, March 21 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announces successful Vicksburg, Frio and Granite Wash completions, an apparent Frio exploration discovery, and the planned commencement of its first Bakken horizontal well in North Dakota.

SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Well	Objective	Category	WI%	NRI	Status / Comments

Palmer #11	Vicksburg	Dev	100%	80%	Completed from lower intervals @ 3.9 MMcfed, will add other potential pay zones

Hobart 60-4	Gr. Wash	Dev	98%	80%	Completed @ initial rate of 4.1 MMcfed

Grisham #1	Lwr Frio	Dev	50%	40%	Completed upper pay zone @ initial rate of 3.4 MMcfed, will commingle deeper pays

State Tract 266 #1	Frio	Dev	75%	56%	Completed @ 0.3 MMcfed from 10’ apparent Middle Frio pay, potential 32’ shallower pay behind pipe

Sartwelle #4	Frio	Exp/Dev	75%	53%	Currently completing after encountering 22’ of apparent net pay in the Middle Frio

Pitre-Todd Ent. #1	Hackberry	Exp	25%	19%	S. Louisiana test @ total depth of 10,000’, logging after encountering no drilling shows

Mills Ranch #1-99S	Hunton	Dev	93%	63%	Currently drilling @ 17,740’, targeting Hunton @ 21,200’, results expected in June

Mills Ranch 96 #1	Hunton	Dev	69%	57%	Currently drilling @ 3,500’, targeting Hunton @ 24,500’, results expected in September

Dawson #3	Vicksburg	Dev	100%	75%	Setting intermediate @ 10,400’, est. total depth of 12,000’, results expected in April

Hobart 59-2	Gr. Wash	Dev	99%	81%	Currently drilling @ 10,500’, targeting total depth of 12,800’, results expected in April

Wyse #2	Lwr Frio	Dev	50%	39%	Currently drilling @ 4,800’, est. total depth of 14,200’, results expected in May

Cotten Land #1	Oligocene	Dev/Exp	43%	30%	Expect to spud S. Louisiana well offsetting 10 MMcfed well this week

Williams North #1	Bakken	Exp	100%	78%	First horizontal well expected to commence in April

Trull B #3	Lwr Frio	Exp	75%	55%	High reserve potential well expected to commence in April

Derek #3	Douglas	Dev	91%+	73%+	1st of numerous potential wells offsetting a recent well that produced @ 0.7 MMcfed

C. Broadcasting #1	Yegua, etc.	Exp	33%	25%	Planned May spud of S. Louisiana potential multi pay bright spot test of Leuthen Prospect

Kinder Canal Co. #1	Yegua, etc.	Exp	24%	18%	Planned June spud of S. Louisiana bright spot test of Plassey Prospect

          Gulf Coast Vicksburg Trend

          Home Run Field - Brigham completed the Palmer #11 from the lowest 28 feet of apparent pay in the Vicksburg at an initial rate of approximately 2.9 MMcf of natural gas and 174 barrels of condensate (3.9 MMcfe) per day.  An additional 70 feet of shallower apparent Vicksburg pay remains behind pipe, which Brigham expects to perforate, stimulate and commingle with the currently producing intervals within the next several months.  Brigham retained a 100% working interest in the Palmer #11.

          Gulf Coast Frio Trend

          Bayou Bengal Project Wells - Brigham is currently completing the Sartwelle #4, which encountered approximately 22 feet of apparent net pay in the Middle Frio at depths between 9,220 - 10,065 feet.  Provided the completion is successful, at least one additional well would likely be drilled in this 320 acre fault block.  In addition, a successful completion of the Sartwelle #4 would significantly reduce the risk of several adjacent fault blocks, covering approximately 800 acres.

          Bouldin Lake Field - Brigham perforated and stimulated upper apparent pay intervals in the Lower Frio Anomalina of the Grisham #1, which recently commenced production to sales at an initial rate of approximately 2.6 MMcfg and 139 barrels of oil (3.4 MMcfe) per day with strong flowing tubing pressures.  Late in 2005 the Grisham #1 was completed in deeper Anomalina pay intervals, which were producing approximately 2.0 MMcfe per day prior to commencing operations to add perforations in shallower Anomalina pay intervals.  The operation was commenced early in the first quarter, but due to an apparent obstruction, which has now been cleared, the well was off line for the majority of the first quarter.  Brigham expects to commingle the currently producing intervals with the deeper intervals within the next several weeks. Brigham operated the drilling and completion of the Grisham #1 with a 50% working interest.  Penn Virginia (NYSE: PVA) also retains a 50% working interest, and will take over operations for the production of the well in April.

          Brigham has commenced its third Bouldin Lake Field well, the Wyse #2.  The Wyse #2 is expected to encounter the productive intervals found in the Wyse #1 discovery well approximately 250 feet structurally higher.  Brigham operates the Wyse #2 with a 50% working interest, with Penn Virginia also participating with a 50% working interest.   Results for the Wyse #2 are expected in May.

          WILLISTON BASIN BAKKEN PLAY UPDATE

          Brigham previously announced the acquisition of approximately 46,000 net acres in the Bakken play located in 126 sections in northwestern North Dakota. Brigham acquired a 100% working interest in the Bakken formation within the acreage.  The company expects its North Dakota and Montana acreage position in the play to grow to approximately 75,000 acres by mid-year.

          Brigham expects to commence its first horizontal Bakken test in April. Brigham plans to drill the Field 18-19 to a true vertical depth of approximately 10,600 feet with a projected lateral extension of 9,000 feet. Results for the Field 18-19 are expected in May.  Brigham expects to drill at least three horizontal Bakken wells during 2006.

          2006 OPERATIONAL STATISTICS

          Thus far in 2006 Brigham has spud 10 wells, retaining an average working interest of approximately 75%.  Two of these wells have been completed, two have been plugged and six are currently drilling.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  John Turner, Director of Finance & Business Development
                         (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                        03/21/2006
          /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /